UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/23/2012

Mondelez International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-16483

Virginia	52-2284372
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Parkway North
Deerfield, IL 60015
(Address of principal executive offices, including zip code)

(847) 943-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

As previously reported on March 14, 2012, the Kraft Foods Inc. Board of Directors approved a restructuring and implementation program for optimizing operations, including the supply chain, for our business and for businesses that are now part of Kraft Foods Group, Inc. On October 23, 2012, the Mondelez International Board of Directors approved a $400 million increase to those costs, bringing our restructuring and implementation program costs to a total of $925 million. The program is expected to be completed by year-end 2014.

This Item 2.05 contains forward-looking statements. Words, and variations of words, such as "expect," "will" and similar expressions are intended to identify our forward-looking statements, including but not limited to, those related to completion of the restructuring and implementation program. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, increased competition, risks from operating internationally, continued consumer weakness and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this Item 2.05, except as required by applicable law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mondelez International, Inc.

Date: October 29, 2012	By:	/s/ David A. Brearton
David A. Brearton
Executive Vice President and Chief Financial Officer